Exhibit 99.1

            New Financial Guaranty Reinsurer to Be Formed

    ARMONK, N.Y.--(BUSINESS WIRE)--Oct. 3, 2003--MBIA Inc., RenaissanceRe Holdings Ltd., Koch Financial Corporation and PartnerRe Ltd. today announced that they are in discussions regarding the formation of a new Bermuda-based financial guaranty reinsurance company. The company is anticipated to have capital of approximately $350 million and total claims-paying resources of approximately $700 million.
    Upon inception, it is anticipated that the company would assume a portfolio of in-force business from MBIA, would participate in MBIA's reinsurance treaty and would provide facultative reinsurance support to MBIA.
    The formation of the company remains subject to final documentation, closing conditions, regulatory approval and the completion of the process to obtain appropriate financial strength ratings.
    MBIA Inc., (NYSE:MBI) through its subsidiaries, is a leading financial guarantor and provider of specialized financial services. MBIA's innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. MBIA Inc.'s principal operating subsidiary, MBIA Insurance Corporation, has a financial strength rating of Triple-A from Moody's Investors Service, Standard & Poor's Ratings Services, Fitch Ratings, and Rating and Investment Information, Inc. Please visit MBIA's Web site at http://www.mbia.com.
    RenaissanceRe Holdings Ltd. (NYSE:RNR) is a global provider of reinsurance and insurance. Renaissance's business primarily consists of four components: (1) catastrophe reinsurance; (2) catastrophe reinsurance written for the account of joint ventures Top Layer Reinsurance Ltd. and DaVinci Reinsurance Ltd; (3) specialty reinsurance, including such lines as catastrophe-exposed workers compensation, surety, terrorism, property per risk, aviation and finite reinsurance; and (4) individual risk business which includes primary insurance and quota share reinsurance.
    PartnerRe Ltd. (NYSE:PRE) is a leading international reinsurance group. The Company provides multi-line reinsurance to insurance companies on a worldwide basis through its principal offices in Bermuda, Greenwich, Paris and Zurich, its branch offices in Hong Kong, Singapore and Toronto, and its representative offices in Seoul, Tokyo and Santiago. Risks reinsured include property and casualty/motor, catastrophe, life, alternative risk transfer and specialty lines: agriculture, aviation & space, credit & surety, energy on-shore, engineering, marine and energy off-shore, specialty casualty and specialty property.
    Koch Financial Corporation is a leading provider of financing solutions for state and local governments nationwide. In addition to providing direct tax-exempt lease financing, the company is active in municipal bond investment and trading, interest rate risk management and fixed income derivatives. Koch Financial, a Koch Industries, Inc. subsidiary, is based in Scottsdale, Ariz., and has regional offices in Chicago, Kansas City and Sacramento. Please visit Koch Financial's Web site at www.kochfinancial.com.

    CONTACT: MBIA Inc., Armonk
             Michael Ballinger, 914-765-3893